ENTRUST MULTI-STRATEGY MASTER FUND

375 PARK AVENUE, 24TH FLOOR

NEW YORK, NY 10152

March 27, 2014

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Ms. Anu Dubey, Division of Investment Management

Re:	EnTrust Multi-Strategy Master Fund
Registration Statement on Form N-2 (File Nos. 811-22841 and 333-188432)

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, EnTrust Multi-Strategy Master Fund, a Delaware statutory trust (the “Fund”), hereby respectfully requests acceleration of the effective date of its Registration Statement on Form N-2 (File Nos. 811-22841 and 333-188432) so that such Registration Statement may be declared effective by 10:00 a.m. on March 28, 2014 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

ENTRUST MULTI-STRATEGY MASTER FUND

By: /s/ Jill Zelenko

Name: Jill Zelenko

Title: Chief Financial Officer

ENTRUST SECURITIES LLC

375 PARK AVENUE, 24TH FLOOR

NEW YORK, NY 10152

March 27, 2014

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Attention: Ms. Anu Dubey, Division of Investment Management

Re:	EnTrust Multi-Strategy Master Fund
Registration Statement on Form N-2 (File Nos. 811-22841 and 333-188432)

Dear Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, EnTrust Securities LLC, in its capacity as distributor of EnTrust Multi-Strategy Master Fund, hereby joins in the request of EnTrust Multi-Strategy Master Fund, for acceleration of the effective date of the Registration Statement on Form N-2 (File Nos. 811-22841 and 333-188432) so that such Registration Statement may be declared effective by 10:00 a.m. on March 28, 2014 or as soon as practicable thereafter.

The undersigned, in making this request for acceleration, hereby states that it is aware of its obligations under Rule 461 and the other applicable provisions of the 1933 Act.

Very truly yours,

ENTRUST SECURITIES LLC

By: /s/ Bruce Kahne

Name: Bruce Kahne

Title: General Counsel and Chief Compliance Officer